As filed with the Securities and Exchange Commission on June 12, 2009
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Horizon Lines, Inc.
(Exact name of registrant as specified in its charter)

Delaware	4064 Colony Road, Suite 200 Charlotte, North Carolina 28211	74-3123672
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

Horizon Lines, Inc. 2009 Incentive Compensation Plan,
as amended and restated and as subsequently amended
(Full title of the plan)

Robert S. Zuckerman
Vice President, General Counsel and Secretary
4064 Colony Road, Suite 200
Charlotte, North Carolina 28211
(704) 973-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jason H. Scott, Esq.
McGuireWoods LLP
201 North Tryon Street
Charlotte, North Carolina 28202

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
	Amount to be	maximum offering	aggregate	Amount of
Title of securities to be registered	registered (1)	price per share (2)	offering price (2)	registration fee (2)
Common Stock	1,000,000 shares	$4.745	$4,745,000	$265

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)	Determined on the basis of the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on June 8, 2009 in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and in the Prospectus constituting a part of this Registration Statement:
     (a) The Registrant’s Annual Report on Form 10-K for the year ended December 21, 2008;
     (b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 22, 2009; and
     (c) The Registrant’s Current Reports on Form 8-K filed January 21, 2009, February 4, 2009, March 19, 2009, April 29, 2009, May 20, 2009, June 5, 2009 and June 12, 2009 (in each case, other than information that is furnished but that is deemed not to have been filed).
     (d) The description of the Registrant’s Common Stock that is contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on September 21, 2005, incorporating such description from the Registrant’s Registration Statement on Form S-1 initially filed with the SEC on March 2, 2005 (Registration No. 333-123073), as subsequently amended by amendments to such Registration Statement filed with the SEC.
All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information that is furnished but that is deemed not to have been filed) prior to the filing of a post-effective amendment hereto that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
The Registrant will provide without charge to each participant in the 2009 Incentive Compensation Plan, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be addressed to: Horizon Lines, Inc., Attn: Office of the General Counsel, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Telephone requests may be directed to 704.973.7000.
Item 6. Indemnification of Directors and Officers.
Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.
Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law.
Article VII of the amended and restated certificate of incorporation of the Registrant expressly provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or such limitation thereof is not permitted by the Delaware Corporation Law.
Article VII of the amended and restated certificate of incorporation of the Registrant provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was a director, officer or employee of the Registrant or (ii) serves or served as a director, officer, or employee of any other enterprise (as defined below) either (x) at the request of the Registrant or (y) that is or was a direct or indirect subsidiary (whether wholly owned or otherwise) of the Registrant at the time of such person’s service as a director, officer or employee of such other enterprise, shall be indemnified and held harmless by the Registrant to the fullest extent permitted by the Delaware Corporation Law, as amended or supplemented from time to time, and not otherwise prohibited by applicable law; provided, however, that except for proceedings by any such person to enforce rights to indemnification, the Registrant shall not be obligated to indemnify such person (or the heirs, executors or administrators of such person) in connection with any action, suit or proceeding (or part thereof) initiated by such person (or the heirs, executors or administrators of such person) unless such action, suit or proceeding was authorized or consented to by the Board of Directors of the Registrant. For purposes of Article VII of such certificate of incorporation, the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust or other enterprise.
In addition, Article VII of the amended and restated certificate of incorporation provides that the Registrant, to the fullest extent permitted by the Delaware Corporation Law, as amended or supplemented from time to time, and not otherwise prohibited by applicable law, may advance to any person who is or was an officer, director or employee of the Registrant (and the heirs, executors and administrators of such person) any and all expenses, including, without limitation, attorneys fees and disbursements and court costs) reasonably incurred by such person in respect of defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party to, by reason of the fact that such person (i) is or was a director or officer of the Registrant or (ii) serves or served as a director, officer, or employee of any other enterprise either (x) at the request of the Registrant or (y) that is or was a direct or indirect subsidiary (whether wholly owned or otherwise) of the Registrant at the time of such person’s service as a director, officer or employee of such other enterprise; provided, however, that, to the extent the Delaware Corporation Law, as amended or supplemented from time to time, requires, the payment of such expenses in advance of the final disposition of the action, suit or proceeding shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified against such expense under such Article VII or otherwise. The Registrant, by provisions in its Bylaws or by agreement, may accord any such person the right to, or regulate the manner of providing to any such person, such advancement of expenses to the fullest extent permitted by the Delaware Corporation Law, as amended or supplemented from time to time.

The Registrant has entered into indemnification agreements with certain officers and directors of the Registrant and its subsidiaries. The indemnification agreements will provide indemnification to such individuals under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. The Registrant has also obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors or officers may incur in such capacities.
The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s certificate of incorporation dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law and Article VII of the amended and restated certificate of incorporation of the Registrant.
Item 8. Exhibits.
The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description of Exhibit

4(a)	Horizon Lines, Inc. 2009 Incentive Compensation Plan, incorporated by reference from the Definitive Proxy Statement on Schedule 14A filed by the Registrant on April 16, 2009

5(a)	Opinion of McGuireWoods LLP as to the legality of the securities being registered

23(a)	Consent of McGuireWoods LLP (included in Exhibit 5(a))

23(b)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24(a)	Power of Attorney (included on the signature pages to this Registration Statement)
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 12th day of June, 2009.

HORIZON LINES, INC.
By:	/s/ Charles G. Raymond
Charles G. Raymond
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Charles G. Raymond and Robert S. Zuckerman, and each of them, severally (with full power to act alone) as the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place, and stead of the undersigned in any and all capacities, to sign any and all amendments to the registration statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles G. Raymond Charles G. Raymond	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	June 12, 2009

/s/ Michael T. Avara Michael T. Avara	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 12, 2009

/s/ Norman Y. Mineta Norman Y. Mineta	Director	June 5, 2009

/s/ Dan A. Colussy Dan A. Colussy	Director	June 5, 2009

/s/ James G. Cameron James G. Cameron	Director	June 5, 2009

Signature	Title	Date

/s/ William J. Flynn William J. Flynn	Director	June 5, 2009

/s/ James W. Down James W. Down	Director	June 5, 2009

/s/ Vern Clark Vern Clark	Director	June 5, 2009

/s/ Alex J. Mandl Alex J. Mandl	Director	June 5, 2009

/s/ Thomas P. Storrs Thomas P. Storrs	Director	June 5, 2009

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4(a)	Horizon Lines, Inc. 2009 Incentive Compensation Plan, incorporated by reference from the Definitive Proxy Statement on Schedule 14A filed by the Registrant on April 16, 2009

5(a)	Opinion of McGuireWoods LLP as to the legality of the securities being registered

23(a)	Consent of McGuireWoods LLP (included in Exhibit 5(a))

23(b)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24(a)	Power of Attorney (included on the signature pages to this Registration Statement)